EXHIBIT 10.2

                             ADEPT TECHNOLOGY, INC.
                              EXECUTIVE BONUS PLAN

1. PURPOSE.

     The purpose of the Executive Bonus Plan ("Plan") is to motivate and reward the CEO and other individuals who are appointed officers (collectively, the "Officers") of Adept Technology, Inc. (the "Company") in order to improve the Company's profitability and achieve the established corporate goals of the Company. Under the Plan, an Officer may be awarded for each fiscal year of the Company a performance bonus, described in Section 3 hereof, which is intended to constitute "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and a discretionary bonus, described in Section 4 hereof, which is not intended to constitute performance-based compensation for purposes of Code Section 162(m).

2. THE COMMITTEE.

     The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") which shall consist of at least two independent directors of the Company who satisfy the requirements of Code Section 162(m). The Compensation Committee shall have the sole discretion and authority to administer and interpret the Plan in accordance with Code Section 162(m) as appropriate and the decisions of the Compensation Committee shall in every case be final and binding on all persons having an interest in the Plan.

 3. PERFORMANCE BONUS AMOUNTS.

     For each fiscal year, the performance bonus amount payable to each Officer under this Section 3 is intended to constitute performance-based and shall be the product of a target bonus multiplied by one or more factors where each factor is based on a relevant performance criterion and reflects the extent to which the target (or targets) for such criterion is realized and the relative weight given to such performance criterion. The Compensation Committee shall, for each fiscal year, select the target bonus amount for each Officer, the relevant performance criteria, the respective targets for such criteria, the corresponding factor for each criterion and target(s) and the bonus amounts payable depending upon if and the extent to which such targets are realized, in accordance with the following rules:

         (i) The relevant performance criteria shall include, either individually or in combination, applied to the Company as a whole or to individual units thereof, and measured either absolutely or relative to a designated group of comparable group of companies: (a) cash flow, (b) earnings per share (including earnings before interest, taxes and amortization), (c) return on equity, (d) total stockholder return, (e) return on capital, (f) return on assets or net assets, (g) revenue or revenue growth, (h) income or net income, (i) operating income or net operating income, (j) operating profit or net operating profit, (k) operating margin, (l) return on operating revenue, (m) market share, (n) customer loyalty as measured by a customer loyalty index determined by an independent consultant expert in measuring such matters, or (o) any other objective and measurable criteria tied to the Company's performance.


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         (ii) As determined by the Compensation Committee, any given performance criterion may be measured over all or part of the fiscal year. If for a fiscal year the Compensation Committee determines to use only performance criteria measurable over the entire fiscal year, then it must identify in writing within ninety (90) days after the beginning of the fiscal year the target bonus, the selected performance criteria and the factors (reflecting targets for such criteria and relative weighting). If for any fiscal year the Compensation Committee determines to use at least one performance criterion to be measured over less than the entire fiscal year, then the performance bonus for the fiscal year shall be the bonus calculated for such short performance period or, if more than one performance period per fiscal year is involved, then the sum of the bonuses calculated separately for each short performance period ending with or within the fiscal year. In that case, on or before the date which represents 25 percent of the total number of days in such short performance period, the Compensation Committee shall identify in writing the target bonus, the selected performance criteria, and the factors (reflecting targets for such criteria with relative weighting) applicable to such period.

         (iii) The Compensation Committee may in its discretion direct that any performance bonus be reduced below the amount as calculated above, based on individual performance. Further, the Compensation Committee may in its discretion increase the amount of compensation otherwise payable to any executive upon satisfaction of the designated targets if such executive is not covered by Code Section 162(m).

 4. DISCRETIONARY BONUS.

     In addition to any performance bonus payable under Section 3 above, the Compensation Committee in its discretion may direct the payment of an additional amount to any Officer for any fiscal year. Such amount shall not constitute performance-based compensation for purposes of Code Section 162(m).

 5. THE PAYMENT OF BONUSES.

     Notwithstanding the foregoing, the maximum aggregate amount payable under this Plan to any Officer for any fiscal year as a performance bonus shall be $400,000 (not to exceed $250,000 for fiscal 2006). The bonus or bonuses for a fiscal year (including all short performance periods ending with or within such year) shall be paid as soon as practicable following the end of such year. No performance bonus under Section 3 hereof shall be paid unless and until the Compensation Committee certifies that the performance criteria and targets have been satisfied. Further, unless otherwise provided in a written agreement with an Officer, the Officer must be employed by the Company on the date that bonus payments are distributed for a fiscal year, or have terminated employment prior to that time solely on account of death or disability.

 6. AMENDMENT AND TERMINATION.

     The Compensation Committee may terminate the Plan at any time, for any and no reason, and may also amend the Plan, including in order to reduce the amount of any Officer's bonus payments at any time, for any or no reason.


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                                    ADDENDUM
                 SUMMARY OF PERFORMANCE CRITERIA FOR FISCAL 2006

The Compensation Committee has determined to use only performance criteria measurable over the entire fiscal year for the financial goal program for fiscal 2006, which commenced on July 1, 2005. The Plan is designed to provide a maximum cash incentive of approximately 45-50% of the Officer's base salary, as determined at the start of the fiscal year. There is a Financial Goal Program for non-sales Officers and a Sales Goal Program for sales Officers. The CEO's bonus will be determined by the outcomes of the two programs.

FINANCIAL GOAL PROGRAM

The participant Officers are the CFO, VP Operations and Engineering, and VP Corporate Marketing. Up to forty-five percent (45%) of the participant Officer salaries will be paid to eligible Officers for the Officer's role in assisting in achieving the following Company financial performance:

Generate determined amounts of positive cash flow from operations (max 15% Officer salary with specific percentages of bonus tied to defined milestones);

Generate determined amounts of operating profit (max 15% Officer salary with specific percentages of bonus tied to defined milestones); and

Generate determined amounts of consolidated revenue growth (max 15% Officer salary with specific percentages of bonus tied to defined milestones).

SALES GOAL PROGRAM

The participating Officers are those executives responsible for revenue growth of the Company. Their bonus compensation will be based on a "Revenue Recognized" commission structure. The list of participant Officers are VP Worldwide Sales, VP Robotics and Vertical Markets, VP Service Operations, VP Business Development and OEM Applications, and VP European Operations. The commission structures apply to each Officer's sales unit and are designed to provide a maximum cash incentive of approximately 45-50% of the Officer's base salary. Each commission structure has two or three tiers, with increasing commission rates at the higher tiers.

CEO PROGRAM

The CEO's cash incentive bonus is tied to the performance of the Officers in the Financial Goal Program and the Sales Goal Program. The average participant payout as a percentage of base salary will be calculated for each program. The CEO's payout as a percentage of base salary will be the average of the two program averages.


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                              ADEPT TECHNOLOGY INC.

                           FY2006 EXECUTIVE BONUS PLAN


I. Cash Bonus Plan

The following is a review of the proposed Fiscal 2006 Executive Compensation and Cash Bonus Plan ("Bonus Plan") for Adept Technology, Inc. ("Company"). The focus of this Plan is to put in place project and business milestones in combination with financial targets of the Company to meet and exceed the base operating plan activities. These milestones and financial targets will contribute to the strategic mission, which if completed, will substantially enhance the Company's shareholder and stakeholder value.


                                STRATEGIC MISSION
                                -----------------

Grow the company revenues by a minimum of ____ while maintaining control over operational spending and improving the gross margins which will generate a positive cash flow and a minimum XX EPS. This profitability will allow Adept to sustain company investments in both product development and sales and marketing infrastructure, while supporting a positive improvement in market capitalization and share value following NASDAQ re-listing.


                                     GENERAL
                                     -------

The Adept BOD Compensation Committee will review and approve the FY 2006 Bonus Plan in content and determine participation by the end of August 2005.

The CEO will present for approval by the BOD Compensation Committee the recommended payout to the eligible participants as soon as possible after the end of the 2006 fiscal year for the Executive Corporate Goals cash bonus. The Executive Sales commission to the sales executives will be paid quarterly after each fiscal quarter is completed, after the final revenue numbers are calculated for such period.

Eligible participants for the various Bonus Plans shall only be elected or appointed officers of the Company ("Officers") and shall be in lieu of and replace any other variable compensation, bonus plan or salary merit increase otherwise offered by the Company to any other of its employees.

The Bonus Plan is designed to reward both the individual executive officer and the executive officer team as a group, for performance that achieves or exceeds the base plan expectations set and established by the CEO and approved by the BOD Compensation Committee ("Base Plan") from time to time.


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The Bonus Plan assumes that each Officer receives base pay compensation commensurate with their responsibilities and the Bonus Plan is not an entitlement or a guarantee of payment, rather the Bonus Plan would be paid out to the Officers for exceeding corporate goals and milestones beyond Base Plan expectations that are a benefit to the shareholders of Adept Technology, Inc.

The Bonus Plan shall be in the form of a cash incentive or a commission incentive to the applicable executive Officer group, which when paid out to the Officer group does not place the Company in a negative corporate cash flow exclusive of financing activities or negative EPS for the period of the measurement of the Bonus Plan.

The Bonus Plan is not part of an individual's base compensation. To be eligible to receive payment under the Bonus Plan, the Officer must remain in continued participation of the Bonus Plan (termination of participation which will be at the discretion of the CEO and accordingly at-will) and continued full-time active employment through the entire measurement period of each Bonus Plan. The Bonus Plan is not a guarantee or contract of employment.


                              BONUS PLAN STRUCTURE

The Bonus Plan is designed to provide a maximum cash incentive up to forty-five percent (45%) of the Officers base salary, determined at the commencement of the Bonus Plan period.

The Corporate Bonus Plan computation (or a maximum of forty-five percent (45%) of Officer base salary) and the Sales Executive cash incentive plan will be from commission on revenue in responsible business sector or objective criteria and results against corporate financial goals. This will be computational and based upon the final audited or reviewed financials that are reported the Company shareholders for each quarter of FY2006.


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                                   Addendum A



                     Executive Corporate Goals / Bonus Plan
                              Adept Technology Inc.

                                FY2006 Bonus Plan

List of Participants is made up of those executives primarily responsible for the profitability, cash management and providing product, sales support, operations and marketing that affect the total revenue stream of the company. They are: CFO, VP Operations & Engineering and VP Corporate Marketing. Up to forty-five percent (45%) of these participant Officer salaries will be paid as a team for achieving the following Company financial performance. Note: The financial performance will be required to reflect any adopted Adept Employee Variable Pay Plan prior to computation.

     1.   Generate positive cash flow from operations
          a. Maximum of 15% of Officer salary, with specified % at varying amounts

     2.   Generate XX operating profit
          a. Maximum of 15% of Officer salary, with specified % at varying amounts

     3.   Generate XX consolidated revenue growth
          a. Maximum of 15% of Officer salary, with specified % at varying amounts




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                                   Addendum B


                    Executive Sales Goals / Commission Plans
                              Adept Technology Inc.
                                FY2006 Bonus Plan

List of Participants is made up of those executives responsible for revenue growth of the company. Their bonus compensation will be based on a "Revenue Recognized" commission structure, at the end of each quarter: The list of participant executives are VP Worldwide Sales, VP Robotics and Vertical Markets, VP Service Operations, VP Business Development and OEM Applications, VP European Operations. Their plans, targets and remunerations are outlined by job function as follows.

     1.   VP Service Operations - FY 2006
          1.   Specified increasing % at various revenue amounts.

     2.   VP Robotics & Vertical Markets - FY 2006
          a.   Specified increasing % at various revenue amounts.

     3.   VP Worldwide Geographic Sales - FY 2006
          a.   Specified increasing % at various revenue amounts.

     4.   VP European Geographic Sales - FY 2006
          a.   Specified increasing % at various revenue amounts.

     5.   VP Asia Geographic Sales - FY 2006**


** Component of Bonus Plan terminated with departure of Adept VP Asia Geographic Sales